DAVID S. TAYLOR APPOINTED CHAIRMAN OF P&G BOARD OF DIRECTORS

Executive Chairman A.G. Lafley to Retire

CINCINNATI, June 1, 2016 - The Procter & Gamble Company (NYSE:PG) today announced that David S. Taylor has been appointed Chairman of the Board, effective July 1, 2016.  Taylor assumes the position in addition to his role as President and CEO following the retirement of current Executive Chairman A.G. Lafley, who was named as Chairman, President and CEO in 2013.

"I want to recognize and thank A.G. for his legacy of leadership at P&G," said Mr. Taylor. "Over the past three years in particular, A.G. was instrumental in leading our strategic, leadership and cultural transformation, rationalizing our portfolio, instituting a productivity mindset, and building our global leadership team. We are now better positioned for the long term to address both the challenges and opportunities before us."

Taylor joined P&G in 1980. He has helped to build many of P&G's core businesses, including Baby Care, Family Care, Hair Care and Home Care. He has led global businesses, and lived and worked in North America, Europe, and Asia. Prior to being named CEO, Taylor served as Group President of Global Beauty, Grooming and Health Care. Previously, Mr. Taylor was responsible for Family Care and Home Care, both of which delivered consistent double-digit profit and mid-single-digit sales growth under his leadership. Taylor and Lafley have worked closely together in the past year on the Company's strategy to strengthen and focus P&G's business and brand portfolio.

Lafley served as CEO from 2000 to 2009, and returned from retirement to serve as CEO again from 2013-2015. From 2015, as Executive Chairman, Lafley led the Board of Directors and provided advice and counsel on Company and business strategies, portfolio choices, and organization decisions.
About Procter & Gamble
P&G serves consumers around the world with one of the strongest portfolios of trusted, quality, leadership brands, including Always®, Ambi Pur®, Ariel®, Bounty®, Charmin®, Crest®, Dawn®, Downy®, Fairy®, Febreze®, Gain®, Gillette®, Head & Shoulders®, Lenor®, Olay®, Oral-B®, Pampers®, Pantene®, SK-II®, Tide®, Vicks®, and Whisper®.  The P&G community includes operations in approximately 70 countries worldwide. Please visit http://www.pg.com for the latest news and information about P&G and its brands.

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